Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. RESULTS FOR THE PERIODS ENDED JUNE 30, 2026

LITTLE ELM, TEXAS, August 14, 2026 — Retractable Technologies, Inc. (NYSE American: RVP) reports total net sales of $7.2 million for the second quarter of 2026 and an operating loss of $5.1 million for the period, as compared to total net sales for the same period last year of $10.4 million and an operating loss of $5.1 million.  For the first half of the year, net sales were $14.4 million and operating losses were $11.3 million as compared to 2025 net revenues of $18.7 million and operating losses of $9.8 million.

While the majority of flu season sales typically occur in the third quarter, in 2025, purchasing patterns differed with unusually high unit sales related to flu season products in the second quarter of 2025, impacting comparability to second quarter 2026 unit sales related to flu season products, which follows a more traditional purchasing pattern.

Domestic production increased to 42.4% of the units manufactured during the first six months of 2026 compared to 38% of units produced domestically for the first six months of 2025. Additionally, as previously reported, a reduction in force in April 2026 is expected to result in cost savings in future periods.

Our net income (loss) for the three and six months ended June 30, 2026 was $2.8 million and $(1.4) million, respectively, including a $6.4 million gain on the sale of equity securities in the second quarter of 2026.

Comparison of Three Months Ended June 30, 2026 and June 30, 2025

Domestic sales accounted for 81.6% and 81.3% of total revenues for the three months ended June 30, 2026 and 2025, respectively. Domestic revenues decreased 30.8%, while domestic unit sales decreased 35.1%. Domestic unit sales represented 70.3% of total unit sales for the three months ended June 30, 2026 compared to 68.9% for the same period last year. The decrease in sales and units was primarily due to the timing of EasyPoint® product orders from certain customers, which can fluctuate between periods based on customer purchasing patterns.

International revenues for the three months ended June 30, 2026 decreased 32.2% compared to the same period in 2025. The decrease in international sales was primarily driven by a decrease in EasyPoint® needle sales. Traditionally, international sales carry lower average selling prices compared to our domestic sales. There remains uncertainty regarding the timing of future international orders.

Overall, units sales decreased 36.4% due to a decrease in EasyPoint® needle sales.

Cost of manufactured product decreased 34.7% compared to the same period last year primarily due to a decrease in sales. Royalty expense decreased 20.8% due to the decrease in gross sales.

Tariffs may continue to materially impact our costs in future periods. Approximately $46 thousand was spent on tariff expenses in the second quarter of 2026. The reduction in tariff costs compared to prior periods is attributable to ongoing mitigation efforts, including strategic sourcing decisions and increased domestic production. These costs are included in Cost of manufactured product.

Operating expenses remained consistent in the three months ended June 30, 2026 and 2025.

The loss from operations was $5.1 million for the three months ended June 30, 2026 and 2025.

The unrealized loss on debt securities was $179 thousand for the second quarter of 2026 due to the decreased market values of those securities. The realized gain from the sale of equity was $6.4 million in the second quarter of 2026.

The provision for income taxes was $1.8 thousand for the three months ended June 30, 2026 and 2025.

Comparison of Six Months Ended June 30, 2026 and June 30, 2025

Domestic sales accounted for 82.2% and 85.0% of total revenues for the six months ended June 30, 2026 and 2025, respectively. Domestic revenues decreased 25.8%, while domestic unit sales decreased 25.0%. Domestic unit sales represented 71.2% of total unit sales for the six months ended June 30, 2026 compared to 74.9% for the same period last year. The decrease in sales was primarily due to a decrease in EasyPoint® needle unit sales.

International revenues for the six months ended June 30, 2026 decreased 9.3% compared to the same period in 2025. Traditionally, international sales carry lower average selling prices compared to our domestic sales. There remains uncertainty regarding the timing of future international orders.

Overall, units sales decreased 21%.

Cost of manufactured product decreased 20.8% compared to the same period last year primarily due to a decrease in units sold. Royalty expense decreased 14.4% due to the decrease in gross sales.

Tariffs may continue to materially impact our costs in future periods. Approximately $58 thousand was spent on tariff expenses in the first six months of 2026. The reduction in tariff costs compared to prior periods is attributable to ongoing mitigation efforts, including strategic sourcing decisions and increased domestic production. These costs are included in Cost of manufactured product.

Operating expenses increased 10.0% primarily due to donation expense.

The loss from operations was $11.3 million compared to a loss of approximately $9.8 million for the same period last year. The increase in loss from operations was primarily driven by a decrease in revenue and increase in operating expenses due to donation expense.

The unrealized gain on debt securities was $13 thousand for the six months ended June 30, 2026 due to the increased market values of those securities. The realized gain from the sale of equity was $6.4 million in the first six months of 2026.

The provision for income taxes was $3.7 thousand as compared to a benefit for income taxes of $288 thousand for the same period in 2025. The change is primarily due to a decrease in the net loss in the current period.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: tariffs; material changes in demand; Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer